Exhibit 99.1

NEWS RELEASE February 22, 2022

Tetra Tech Appoints Prashant Gandhi as New Board Member

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK), a leading provider of high-end consulting and engineering services in water, environment, and sustainable infrastructure, today announced that the Board of Directors has appointed Prashant Gandhi as its newest Board Member. Mr. Gandhi joins the Board effective May 1, 2022, and will serve on the Nominating and Corporate Governance, and Compensation Committees.

Mr. Gandhi brings to Tetra Tech’s Board more than 20 years of experience in the development of digital systems utilizing advanced data analytics. From 2000 to 2016, as a Partner and then Chief Operating Officer of the Digital Practice at McKinsey & Company, Mr. Gandhi led the data and technology-enabled transformation for Fortune 100 companies across multiple market sectors. He also designed and led the formation of the McKinsey Digital Practice, helping integrate Digital Labs with McKinsey’s global offerings.

From 2017 to 2021, Mr. Gandhi served as Managing Director at JP Morgan Chase, overseeing digital systems and was responsible for the front-to-back management of all money movement products used by over 40 million Chase retail and small business customers. He is currently the Chief Business Officer for Melio Payments, a leading B2B payments platform for small businesses.

Tetra Tech Chairman and CEO, Dan Batrack said, “Tetra Tech is pleased to welcome Mr. Gandhi to our Board. Mr. Gandhi brings extraordinary experience in digital transformation and leveraging emerging technologies. His experience is highly relevant to our strategic focus on expanding the application of Tetra Tech Delta technologies.”

As a Member of the Advisory Board of Early Warning Services, Mr. Gandhi helped lead the launch of Zelle, a once-in-a-generation digital innovation in financial services. In 2021, nearly half a trillion dollars were sent by customers and small businesses on Zelle. He is currently a member of the Advisory Board at University of Minnesota’s School of Information & Decision Sciences—a top five global program in the field of decision sciences.

Mr. Gandhi received his MBA in Finance and Entrepreneurship at the University of Chicago’s Booth School of Business. His technical degrees are in Chemical Engineering, with a bachelor’s degree from the Indian Institute of Technology Delhi, and a Master of Science degree from Kansas State University.

About Tetra Tech Tetra Tech is a leading provider of high-end consulting and engineering services for projects worldwide. With 21,000 associates working together, Tetra Tech provides clear solutions to complex problems in water, environment, sustainable infrastructure, renewable energy, and international development. We are Leading with Science® to provide sustainable and resilient solutions for our clients. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn, Twitter, and Facebook.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.

2